EXHIBIT 10.9

RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of                  by and between INTRALASE CORP., a Delaware corporation (the “Company”), and                      (the “Purchaser”).

R E C I T A L S:

A. The Company has issued Purchaser options to purchase              shares of the Company’s Common Stock,              Shares with an exercise price of $0.         per share, and for              Shares with an exercise price of $             per share (collectively, the “Exercise Price”) (the “Options”), subject to the terms and conditions set forth herein, in each case under the Company’s [Name of Option Plan] (the “Plan”).

B. The Purchaser desires to convert the Options into an aggregate of                  shares of Common Stock of the Company and the Company desires to sell to Purchaser the shares on the terms and conditions contained herein and in the Plan.

C. The parties desire to provide for certain restrictions on transferability and rights of repurchase upon the occurrence of certain events.

NOW, THEREFORE, in consideration of the foregoing and of the terms, covenants and conditions set forth herein, the parties agree as follows:

1. Issuance of Stock.

1.1 Consideration. The Company hereby issues and sells to the Purchaser and the Purchaser hereby acquires from the Company              shares of Common Stock of the Company (the “Shares”), in exchange for an aggregate Purchase Price of $             (representing the purchase of              Shares at an exercise price of $             per Share, and              Shares at an exercise price of $             per Share), that Purchaser is paying by delivering a promissory note (the “Note”) in the form attached hereto as Exhibit A. The Purchaser acknowledges that the Company may, in its sole discretion, apply any dividends payable by the Company to the Purchaser to the repayment of the Note; provided, however, the Purchaser acknowledges that the Company is under no obligation to declare and pay dividends with respect to its stock. The Purchaser hereby acknowledges receipt of a share certificate evidencing the Shares and the Company hereby acknowledges receipt of the Note from the Purchaser. The Purchaser hereby returns the share certificate evidencing the Shares to the Company as security for the Note pursuant to a Stock Pledge Agreement dated as of the same date as this Agreement, and as escrow holder for purposes of enforcing the provisions of Section 3 of this Agreement.

1.2 Restrictions on Transfer By Purchaser. As additional consideration for the issuance of the Shares, the Purchaser agrees to be bound by the provisions contained in Sections 2 and 3 below. The Purchaser hereby acknowledges these restrictions to be reasonable, that such provisions may be subject to specific performance and agrees that an appropriate legend indicating these restrictions shall be stamped upon the certificates representing the stock.

1.3 Vesting Schedule. The Shares shall vest and become “Vested Shares” in substantially the same installments as the Options vested. The schedules of such installments are as follows:

(a)              Shares shall be vested as of                                 ,

(b)              Shares shall vest on                             ,

(c)              Shares shall vest on                               ,

(d)              Shares shall vest the last day of each calendar month thereafter, for the period commencing on                              , through                             , and

(e)              Shares shall be vested the last day of each calendar month thereafter, commencing on                         , until all the Shares have vested hereunder.

The Shares shall vest proportionately for each of the two purchase prices as provided in Section 1.1 above. Shares which have not yet become vested are herein called “Unvested Shares.” If Purchaser ceases to be Continuously Employed, as defined in Section 3.1 below all vesting shall cease.

2. Right of First Refusal.

2.1 The Purchaser agrees that he or she will not transfer, gift, assign, hypothecate, or in any way alienate any of the shares of the Company now or hereafter owned by the Purchaser, or any right or interest therein, whether voluntarily or involuntarily, at any time (i) without the prior written consent of the Company, or (ii) if he or she desires to sell all or any portion of such shares to a third party, unless he or she shall first have given written notice, by registered or certified mail, to the Company of the Purchaser’s intention to sell all or part of such shares and the Company shall not have agreed to purchase all or such part of the shares as provided hereinafter. The notice shall state (i) the name and address of the proposed transferee, (ii) specify the number of shares proposed to be sold, (iii) the consideration per share, (iv) the terms of payment, (v) that the offer or proposal is bona fide and (vi) that he or she proposes to sell such number of shares of stock pursuant thereto. For thirty (30) days following the receipt of such notice by the Company, the Company, or its nominee, shall have the right to purchase such shares for the consideration and on the same terms and conditions stated in the notice. For the purposes of this Section 2.1, if part or all of the consideration to be paid for the shares as stated in the notice of intent to transfer is other than cash, the price stated in such notice shall be deemed to be the sum of the cash consideration, if any, specified in such notice plus the fair market value of the non-cash consideration. Such right shall be exercised by the Company by delivering to the Purchaser a written election to purchase such shares.

2.2 The authority of the Company to exercise such right to purchase the shares is subject to the restrictions governing the right of a corporation to purchase its own stock contained in the Delaware General Corporations Law and the California Corporations Code, as applicable, and such other pertinent governmental restrictions as are now, or may hereafter become, effective.

2.3 If the Company elects to purchase all of the shares set forth in the notice of intent to transfer, the closing of the purchase and sale shall occur at the offices of the Company at 10:00 a.m. on the tenth (10th) business day following the giving by the Company of notice of its election to purchase the shares, or at such other time and place as may be mutually agreed to in writing by the parties hereto (the “Closing”). At the Closing, the Purchaser shall deliver to the Company a certificate or certificates representing the shares purchased, duly endorsed for transfer, and the Company shall deliver to the Purchaser the consideration to be paid for the shares so purchased by first setting off any amounts owed by the Purchaser to the Company and the remaining portion of the Purchase Price shall be paid in cash or by check. The Purchaser and the Company shall each execute and deliver such other documents as may reasonably be requested by the other in connection with the transactions contemplated in this Agreement.

2.4 All proposed judicial transfers and sales of any such shares by order of any Court or Referee in Bankruptcy (“Order”) shall be subject to the terms of this Agreement. In the event a sale or transfer is proposed pursuant to an Order, all of the terms of the preceding paragraphs shall apply with the following modification. Instead of a notice of intent to transfer being delivered to the Company, a copy of the Order shall be delivered to the Company by the proposed transferee which shall state the name and address of the proposed transferee and specify the number of shares to be sold and the consideration per share. For all other purposes of this Section 2, the receipt of the Order shall be treated as the receipt of the notice of intent to transfer. All proposed transfers pursuant to an Order which do not set forth the purchase price capable of valuation which would allow the Company to exercise its rights of first refusal are expressly prohibited. Any purported transfer in contravention of this paragraph shall be null and void and shall pass no title to the purported transferee.

2.5 In the event the Company shall fail to tender the required consideration at the Closing, or in the event the Company does not elect to purchase all of the shares set forth in the notice of intent to transfer within the time period specified above, then none of such shares shall be purchased by the Company and all of the shares may be transferred by the Purchaser, at any time within ninety (90) days from the date of receipt of the notice of intent to transfer by the Company, to the person and for the consideration and upon the terms and conditions specified in such notice, provided that such transferee executes a counterpart of this Agreement concurrently with the purchase of such shares. Any transfer of shares after the end of the 90-day period or any change in the terms of the sale from the terms set forth in the original notice of intent to transfer shall require a new notice of intent to transfer to the Company and shall give rise to the rights provided in the preceding paragraphs.

2.6 The Company may assign its rights under this Section 2.

3. Repurchase on Termination of Employment or Bankruptcy.

3.1 Repurchase Option. If the Purchaser ceases to be Continuously Employed (as defined below) by the Company, for any reason, including death or permanent disability, the Company shall have the option to purchase all or any portion of the Shares from the Purchaser or the Purchaser’s estate for the following purchase price:

(a) The per share price for the Unvested Shares repurchased by the Company pursuant to this Section 3 shall be an amount equal to the per share purchase price paid for the Shares by the Purchaser pursuant to Section 1.1 above.

(b) The per share price for the Vested Shares repurchased by the Company pursuant to this Section shall be the then per share fair market value of the Company’s Common Stock. The fair market value of the Vested Shares shall be an amount agreed to by the Company and the Purchaser. In the event they cannot agree on the fair market value, they shall mutually agree on an appraiser who shall make such determination. If they cannot agree on an appraiser, they shall each select an appraiser and each of those two appraisers shall mutually select a third appraiser which appraiser shall determine the fair market value. The cost of any appraisers shall be borne equally by the Purchaser and the Company.

The term “Continuously Employed” means employment by the Company which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Internal Revenue Code), or leaves of absence which are approved in writing by the Company.

3.2 Limitation on Repurchase Right of Vested Shares Following Public Offering. Upon consummation by the Company of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Company and the obligation of the underwriters with respect to which is that if any of the securities being offered are purchased, all such securities must be purchased (“Public Offering”), the Company’s option to repurchase Vested Shares shall immediately lapse and be of no further force and effect.

3.3 Repurchase in the Event of Personal Bankruptcy. If the Purchaser: (i) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors; (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Shares and such involuntary petition or assignment or attachment is not discharged within sixty (60) days after its date; or (iii) is required to transfer the Shares by operation of law or by order or decree of any court, then the Company shall have the option to purchase all or any portion of the Vested and Unvested Shares owned by the Purchaser upon the terms set forth in this Section 3, whether or not the employment status of the Purchaser has terminated.

3.4 Procedures for Exercise of Repurchase.

(a) If the Company elects to repurchase all or any of the Shares pursuant to this Section 3, it shall give the Purchaser written notice within sixty (60) days after the date of termination of Continuous Employment or after receiving notice of a bankruptcy event described in Section 3.3, as the case may be. The Company shall have the discretion to pay for the Unvested Shares and Vested Shares within ten (10) days of the determination of the fair market value of the Vested Shares either by delivering and canceling all notes of Purchaser payable to the Company and then delivering for the remainder of the Purchase Price an executed negotiable promissory note(s) (“Company Note(s)”) and/or check.

(b) If the Company elects to pay all or part by a Company Note, the Company Note shall be fully amortized over a period of not more than sixty (60) months and shall bear interest from the date of delivery at the Applicable Federal Rate for mid-term notes pursuant to Internal Revenue Code Section 1274. Interest and principal on the Company Note shall be payable in equal quarterly installments commencing three (3) months after the date of the event giving rise to purchase in this Section 3 (“Option Event Date”) or ten (10) days after the date specified in Section 3.4 for delivery of the Company Note, whichever occurs later, and ending no later than sixty (60) months after the Option Event Date, provided that the Company Note(s) shall be subject to prepayment, in whole or in part, without penalty, at any time after the calendar year of the sale of the Shares. Any prepaid sums shall be applied against the installments equally, at the option of the payee. The Company Note shall provide that, in case of a default, at the election of the holder, the entire sum of principal and interest shall immediately be due and payable, and that the makers shall pay reasonable attorneys’ fees to the older in the event suit is commenced because of default.

3.5 Assignment of Rights. The Company may assign its rights under this Section 3 and Section 4.

4. Recapitalization. In the event that, as the result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, or recapitalization of the Shares, Purchaser shall be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities shall be imprinted with the legend provided in Section 5, and shall be deposited with the Company as escrow holder, together with a stock power or other instrument or transfer appropriately endorsed. In such event, any and all new, substituted or additional securities or other property (other than cash) to which the Purchaser is entitled by reason of the Purchaser’s ownership of the Shares shall be immediately subject to the provisions of Sections 2 and 3 and be included in the word “Shares” for all purposes of Sections 2 and 3 with the same force and effect as the Shares subject to the terms of Sections 2 and 3. While the total Vested Shares repurchase price and Unvested Shares repurchase price shall remain the same after each such event, the per share price shall be appropriately adjusted. Shares acquired as provided in this Section 4 shall be deemed to have been acquired at the time of acquisition of the Shares on which such Shares were distributed.

5. Restrictive Legends. All certificates representing the Shares subject to the provisions of this Agreement shall, in addition to any legend required to be placed thereon by federal or state securities laws, have endorsed thereon the following legend:

ANY DISPOSITION OF ANY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE RIGHT AND A RIGHT OF FIRST REFUSAL CONTAINED IN A CERTAIN AGREEMENT BETWEEN THE RECORD HOLDER AND THE CORPORATION, A COPY OF WHICH WILL BE MAILED TO ANY HOLDER OF THIS CERTIFICATE WITHOUT CHARGE WITHIN 5 DAYS OF RECEIPT BY THE CORPORATION OF A WRITTEN REQUEST THEREFOR.

6. No Enlargement of Employee Rights. Nothing contained in this Agreement shall be deemed to give the Purchaser any right to be retained as an employee of the Company or any affiliated company or to interfere with the right of the Company or any affiliated company to discharge the Purchaser at any time.

7. “Market Stand-Off” Agreement. Purchaser agrees that, if requested by the Company or the managing underwriter of any proposed Public Offering of the Company’s securities, Purchaser will not sell or otherwise transfer or dispose of any of the Shares held by Purchaser without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed one hundred eighty (180) days following the effective date of the registration statement filed by the Company with respect to such Public Offering, as the Company or the underwriter may specify.

8. Representation by Counsel. The Purchaser acknowledges that Stradling Yocca Carlson & Rauth has prepared this Agreement and all related documents on behalf of the Company and did not act as counsel to the Purchaser. The Purchaser acknowledges that he or she has been advised to obtain independent counsel to represent his or her interests but has declined to do so and hereby expressly waives his or her right to such independent counsel.

9. Investment Representations. The Purchaser acknowledges that he or she is aware that the Shares to be issued to the Purchaser by the Company pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Act”). In this connection, the Purchaser warrants and represents to the Company as follows:

(a) The Purchaser is purchasing the Shares solely for the Purchaser’s own account for investment and not with a view to or for sale or distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof. The Purchaser also represents that the entire legal and beneficial interest of the Shares the Purchaser is purchasing is being purchased for, and will be held for the account of, the Purchaser only and neither in whole nor in part for any other person.

(b) The Purchaser has heretofore discussed the Company and its plans, operations and financial condition with its officers and the Purchaser has heretofore received all such information as the Purchaser deems necessary and appropriate to enable the Purchaser to evaluate the financial risk inherent in making an investment in the Shares of the Company and the Purchaser further represents and warrants that the Purchaser has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(c) The Purchaser realizes that the purchase of the Shares will be a highly speculative investment and that the Purchaser is able, without impairing the Purchaser’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on the investment.

(d) The Company hereby discloses to the Purchaser and the Purchaser hereby acknowledges that:

(i) the sale of Shares which he or she is purchasing has not been registered under the Act, and such Shares must be held indefinitely unless a transfer of them is subsequently registered under the Act or an exemption from such registration is available;

(ii) the share certificate representing the Shares will be stamped with the legends restricting transfer specified in this Agreement between the Company and the Purchaser; and

(iii) the Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

(e) The Purchaser understands that the Shares are restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available in any event for at least one (1) year from the date of sale of the Shares to the Purchaser, and even then will not be available unless (i) a public trading market then exists for the Shares of the Company, (ii) adequate current public information concerning the Company is then available to the public, (iii) the Purchaser has been the beneficial owner and the Purchaser has paid the full purchase price for the Shares at least one (1) year prior to the sale, and (iv) other terms and conditions of Rule 144 are complied with; and that any sale of the Shares may be made by it only in limited amounts in accordance with such terms and conditions, as amended from time to time.

(f) Without in any way limiting any of the other provisions of this Agreement or its representations set forth above, the Purchaser further agrees that the Purchaser shall in no event make any disposition of all or any portion of the Shares which the Purchaser is purchasing unless and until:

(i) there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii) (A) the Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (B) the Purchaser shall have furnished the Company with an opinion of counsel to the effect that such disposition will not require registration of such shares under the Act, and (C) such opinion of counsel shall have been concurred in by counsel for the Company and the Company shall have advised the Purchaser of such concurrence.

10. Change in Control. Change in Control. In the event of a Change in Control (as defined in Section 2(b) of the Plan):

(a) The vesting of the Shares shall accelerate automatically and vest in full effective as of immediately prior to the consummation of the Change in Control unless the rights to repurchase hereunder are to be assumed by the acquiring or successor entity (or parent thereof) or new rights to purchase or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below. If the vesting of the Shares will accelerate pursuant to this subsection (a), then the Administrator shall cause written notice of the Change in Control transaction to be given to the Purchaser not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

(b) The time period relating to the lapse in rights of repurchase on [twenty-five percent (25%) / fifty percent (50%)] of the Unvested Shares still subject to such rights of repurchase at the time of a Change of Control of the Company shall accelerate if and to the extent that: (i) the rights of repurchase are to be assumed by the acquiring or successor entity (or parent thereof) or new rights of repurchase are to be imposed on the Shares pursuant to the terms of the Change in Control transaction, or (ii) the rights of repurchase hereunder are to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new incentive program (“New Incentives”) containing such terms and provisions as the Administrator in its discretion may consider equitable. If these rights of repurchase are assumed, or if new rights of repurchase of comparable value are imposed in exchange therefor, then such rights of repurchase shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Purchaser would have received pursuant to the Change in Control transaction in exchange for the Shares had the Company chosen not to exercise its right to repurchase.

(c) If the provisions of subsection (b) above apply, then the rights of repurchase hereunder, the new rights of repurchase or the New Incentives shall with respect to the remaining Unvested Shares continue to lapse thereafter in installments on each vesting date in accordance with the provisions of Section 2 hereof, each such installment to be reduced by a pro-rata portion of the Shares which have become vested as set forth in subsection (b). However, in the event of an Involuntary Termination (as defined in the Plan) of Purchaser’s Continuous Service within twelve (12) months following such Change in Control, then vesting of the Shares, the new shares or the New Incentives shall accelerate [OPTION ONE – OFFICERS AND DIRECTORS: in full automatically effective upon such Involuntary Termination. OPTION TWO – ALL OTHERS: by             % automatically effective upon such Involuntary Termination.]”

11. Further Assurances. Each party hereto agrees to execute any and all documents reasonably required in order to carry out the purposes of this Agreement.

12. Controlling Law. This Agreement has been entered into in the State of California and the Agreement, including any rights, remedies, or obligations provided fore thereunder, shall be construed and enforced in accordance with the laws of the State of California.

13. Attorneys’ Fees to Enforce. In the event any Party shall maintain or commence any action, proceeding, or motion against any other Party for a breach of this Agreement or to enforce this Agreement or any provision thereof, the prevailing Party therein shall be entitled to recover his or her reasonable attorneys’ fees and costs therein incurred. Each Party agrees that if such Party hereafter commences, joins in, or in any manner asserts against any other Party any of the claims released hereunder, then it will pay to the other Party, in addition to any other damages caused to the other Party thereby, all reasonable attorneys’ fees and costs incurred in defending or otherwise responding to such suit or claim.

14. Assignment. The benefits and obligations hereunder may not be assigned by Purchaser, but may be assigned by the Company to any successor corporation. Subject to the terms and conditions hereof, this Agreement shall be binding upon and inure to the benefit of the administrators, heirs, legal representatives, successors or assigns of the parties hereto.

15. Entire Agreement. This Agreement embraces and includes the entire transaction between the parties hereto and any prior contract or agreement between the parties hereto, to the extent that it contradicts this Agreement, shall hereby be cancelled and shall be of no further force and effect and this Agreement shall not be deemed modified, altered, changed or amended in any respect, unless done in writing and signed by the parties hereto.

16. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, addressed as follows:

If to the Company:	IntraLase Corp.
3 Morgan
Irvine, CA 92618
Attn: Chief Financial Officer

If to Purchaser:	At Purchaser’s most recent address
shown in the employment or stock
records of the Company

17. Severability. If any provision of this Agreement is held to be invalid, void or unenforceable for any reason whatsoever, the remaining portion of such provision not so held shall nevertheless continue in full force and effect, but shall be construed in a manner so as to effectuate the intent of this Agreement as a whole, notwithstanding such stricken provision(s). Any provision or part of a provision of this Agreement held to be invalid, void or unenforceable shall not effect the legality or validity of the remainder of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

INTRALASE CORP.,
a Delaware corporation

By:

Its:

PURCHASER
[Name]

EXHIBIT A

FORM OF SECURED PROMISSORY NOTE